Rule 424(b)(3)
                                                     Registration No. 333-100460

                                CN BANCORP, INC.

                    Prospectus Supplement dated April 8, 2003
                                       to
                        Prospectus dated January 24, 2003

     CN Bancorp, Inc. has exercised its right to extend its offering of common stock from 5:00 p.m. Eastern Time on April 15, 2003, to 5:00 p.m. Eastern Time on June 16, 2003. ACCORDINGLY, SUBSCRIPTIONS TO PURCHASE COMMON STOCK IN THE OFFERING WILL BE RECEIVED UNTIL 5:00 P.M. EASTERN TIME ON JUNE 16, 2003, UNLESS WE SELL ALL OF THE SHARES OFFERED BEFORE THAT DATE. As described in our prospectus dated January 24, 2003, we reserve the right to terminate the offering or to further extend the offering to a date not later than July 15, 2003.